UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2022

Cannabis Sativa, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	000-53571	20-1898270
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

PO Box 1602

Mesquite, Nevada 89024

(Address of Principal Executive Offices) (Zip Code)

Phone: (702) 763-3123

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l4a- l2 under the Exchange Act ( 17 CFR 240. l4a- l2)

☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

Since the filing of the Form 10-Q for the quarter ended March 31, 2022, the Company has issued unregistered common and preferred stock in two transactions. The aggregate common stock issued exceeded 5% of the total common stock outstanding.  The two transactions are described below:

Issuance to Related Parties on Debt Conversion. On June 29, 2022, three individuals consisting of two directors  and one affiliate by ownership (including beneficial ownership), agreed to convert an aggregate of $1,417,851 of debt into common stock at $0.20 per share. An aggregate of 7,089,255 shares were issued upon conversion.  The debts were owed for advances made to the Company, including accrued interest.

Issuance to Related Parties on Conversion of Preferred Stock. On June 29, 2022, two affiliates by ownership (including beneficial ownership), agreed to convert an aggregate of 288,223 shares of preferred stock into common stock at the approximate value per share paid for the preferred stock when the preferred shares were acquired. An aggregate of 5,476,237 shares of common stock were issued upon conversion of the preferred shares. The amount paid for the preferred shares at the time of acquisition equated to approximately $575,000 ($2.00 per share) and the aggregate value of the common stock issued on conversion at the closing price of the shares on June 29, 2022 was $600,000 ($0.11 per share). The Board considered the conversion an important step to the restructuring of the balance sheet in anticipation of expected merger and acquisition efforts, and the conversion exchange rate was considered fair to the Company in light of these circumstances.

Deferred Issuance to Related Parties on Conversion of Preferred Stock. On June 29, 2022, one director agreed to convert an aggregate of 695,708 shares of preferred stock into common stock at an exchange ratio of 2 shares of common stock for each 1 share of preferred stock converted. As of June 29, 2022, the Company does not have sufficient common shares authorized to complete the conversion of these shares and the director has elected to defer conversion until the Company increases its authorized common shares.  On June 30, 2022, the Company’s board of directors and a majority of the shareholders consented to a resolution to increase the authorized shares of common stock to 495,000,000, and on July 1, 2022, filed a Schedule 14C with the Securities and Exchange Commission to notify the shareholders of the increase in authorized shares.  The Schedule 14C has been mailed to the shareholders of record and the Company expects Articles of Amendment to the Articles of Incorporation to be filed with the State of Nevada on or about August 9, 2022, to make the increase effective.  The remaining shares of preferred stock held by the Director will be converted shortly thereafter.

An aggregate of 1,391,416 shares of common stock will be issued upon conversion of these preferred shares. The preferred shares were issued to the Director as compensation for services as Director and Chief Executive Officer of the Company and the parties considered the exchange ratio fair to the Company. At the Closing price of the common stock on the OTCQB Market on June 29, 2022, ($0.11 per share), the common shares issued on conversion would be valued at $153,000 in the aggregate.

In the aggregate, since the last quarterly report filed by the Company, a total of 12,565,492 shares were issued. Following these issuances, the Company has 44,870,657 shares of common stock outstanding. Counting the deferred issuance pending filing of the amendment to the Articles of Incorporation for the increase in authorized shares, the Company will have issued 13,956,908 shares of common stock and will then have 46,262,073 common shares outstanding.

The issuances of the common stock in each of these transactions were made (or will be made) in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based on the following factors: (a) the issuance of the securities were in isolated private transactions by us which did not involve a public offering; (b) there was only a small number of buyers, each of which served in capacities as officers, directors, or independent contractors of the Company and are knowledgeable about the operations of the Company through the positions and roles in which they serve; (c) there were no contemporaneous public offerings of securities by MJHI; and (c) the negotiations for the issuance of the securities took place directly between the Company and the recipients of the shares. No selling commissions or other remuneration was paid by MJHI in these transactions.

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannabis Sativa, Inc

/s/ David Tobias	August 8, 2022
By: David Tobias	Date
Its: Chief Executive Officer